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                                                                  EXHIBIT (a)(4)


For Immediate Release                    Contact:  Sharon Bateman (314) 342-6494
                                                   May Company

                                                   Bob Huth (610) 896-2111
                                                   David's Bridal


THE MAY DEPARTMENT STORES COMPANY AND
DAVID'S BRIDAL, INC. ANNOUNCE TERMINATION OF
HART-SCOTT-RODINO ANTITRUST WAITING PERIOD

         ST. LOUIS, Mo., and CONSHOHOCKEN, Pa., July 24, 2000 - The May Department Stores Company [NYSE: MAY] and David's Bridal, Inc. [NASDAQ: DABR] announced today that the 15-day waiting period required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, terminated early on Friday, July 21, 2000, in connection with May's tender offer for all of the outstanding shares of common stock of David's Bridal. May's tender offer for David's Bridal, which commenced on July 10, 2000, is scheduled to expire at 12:00 midnight, New York City time, on Monday, August 7, 2000. The expiration or early termination of the waiting period under the Act was one of the conditions to closing for the tender offer.